Exhibit 10.3
[JAZZ PHARMACEUTICALS LETTERHEAD]

PERSONAL, PRIVATE AND CONFIDENTIAL
2 May 2016
Paul Treacy

Re: Amended and Restated Change in Control Severance Terms
Dear Paul:
As was discussed with you, the Jazz Compensation Committee recently approved an updated Executive Change in Control and Severance Benefit Plan (the “Change in Control Plan”) that provides eligibility for severance benefits to certain designated employees in the United States in the event of covered terminations of employment within twelve (12) months following a Change in Control. These updates to the Change in Control Plan included, but were not limited to, modifications to the definition of “Cause,” broadening the definitions of “Good Reason” and “Change in Control” in ways that provide greater protection to Participants, and expanding the definition of “Covered Termination” to include terminations due to disability or death. The level of severance benefits provided under the Change in Control Plan has remained the same.
Because the Change in Control Plan does not apply to non-U.S. employees, your terms and conditions of employment dated 10 June 2014 (the “Employment Agreement”) was amended previously to provide equivalent cash severance benefits in the event of a covered termination within twelve (12) months following a Change in Control. This was accomplished by adding Schedule 1 to your Employment Agreement, which contains the Change in Control severance terms. We are now proposing to amend and restate your Schedule 1 in order to incorporate the relevant updates from the Change in Control Plan into your Change in Control severance terms. As noted above, the level of severance benefits is unchanged. Enclosed is the proposed Amended and Restated Schedule 1 which will entirely replace your current Schedule 1. In all other respects, the remaining terms and conditions set forth in your Employment Agreement are unaffected and shall continue in effect.
To accept the Amended and Restated Schedule 1, please sign and date it in the relevant signature block at the end, and return the fully signed original to me at your earliest convenience and by no later than 13 May 2016. Do not hesitate to let me know if you have any questions.

I wish to also take this opportunity to thank you for your valuable contributions to Jazz.
Best regards,
/s/ Heather P. McGaughey
Heather McGaughey
Senior Vice President, Human Resources

Encl.: Amended and Restated Schedule 1 to Terms and Conditions of Employment

AMENDED AND RESTATED SCHEDULE 1

to Terms and Conditions of Employment for Paul Treacy

Effective Date: 15 May 2016

1.
Covered Termination: The Executive will be eligible for the severance benefits (the “Severance Benefits”) set forth in this Amended and Restated Schedule 1 (the “Schedule”) in the event of a Covered Termination which is effective on or within twelve (12) months following a Change in Control, subject to the requirements set forth in this Schedule.

2.	Severance Benefits: The Severance Benefits will consist of a cash severance payment and payments for continued health care insurance coverage, as follows:

a.
Cash Severance Benefits: A lump sum cash severance payment will be paid to the Executive in an amount equal to the sum of the following three components (the “Severance Payment”): (1) Executive’s Final Basic Salary multiplied by 150%; (2) the product of the Final Basic Salary multiplied by the Bonus Percentage multiplied by 150%; and (3) the product of the Final Basic Salary multiplied by the Bonus Percentage multiplied by the Bonus Multiplier. Notwithstanding the foregoing, to the extent applicable, the Severance Payment shall be reduced by any amounts paid to Executive (i) for performance for the calendar year in which the Covered Termination occurs under any bonus plan maintained by the Company or an Affiliate (which shall not include any one-time or extraordinary bonus payments provided outside of a plan for performance); (ii) during any period of garden leave immediately preceding the Covered Termination, (iii) qualifying as pay-in-lieu of notice, or (iv) any other severance benefits whether contractual or statutory (including but not limited to any statutory redundancy pay) or other similar benefits payable to the Executive in connection with the Executive’s termination of employment. The Severance Payment shall be paid to the Executive in a single lump sum payment on the sixtieth (60th) day following the date of the Covered Termination.

By way of example, if the effective date of the Covered Termination is 30 June, Executive’s Final Basic Salary is €100,000, and his target bonus is 40% of basic salary (and Executive has not received any higher annual bonus (i) in either of the last two calendar years prior to the Covered Termination, or (ii) in either of the last two calendar years prior to the Change in Control), the Severance Payment shall be calculated as follows:

(1)    €100,000 x 150% (1.5) = €150,000
(2)    €100,000 x bonus percentage (.4) x 150% (1.5) = €60,000
(3)    €100,000 x bonus percentage (.4) x 6/12 = €20,000

Total Severance Payment: €150,000 + €60,000 + €20,000 = €230,000

b.
Health Continuation Coverage Benefits: To the extent that Executive elects continued private health insurance coverage following the Covered Termination at a level equivalent to the private health insurance coverage available to Executive during his employment, the Employer shall pay the applicable premiums (inclusive of premiums for the Executive’s participating dependents, if any) for such plan coverage for a period of eighteen (18) months following the date of the Covered Termination (or such earlier date if the Executive dies, if Executive and/or his dependents are no longer eligible for coverage, or if Executive obtains new employment which includes eligibility for health plan coverage). The provision of these benefits is subject to health insurance coverage being obtained on normal terms and subject to medical and other underwriting requirements and other terms and conditions. The Executive shall be required to notify the Employer immediately if the Executive becomes covered by a health insurance plan of a subsequent employer or if the Executive or his participating dependents otherwise cease to be eligible for coverage during the period provided above. Upon the conclusion of such period of insurance premium payments made by the Employer, the Executive will be responsible for the entire payment of premiums.

3.	Certain Definitions:

a.	“Affiliate” means any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the United States Securities Act of 1933, as amended.

b.	“Basic Salary” means Executive’s annual base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation).

c.	“Board” means the Board of Directors of the Company.

d.	“Bonus Multiplier” means the quotient obtained by dividing the number of full months that the Executive is employed by the Company or an Affiliate in the year of a Covered Termination by twelve (12).

e.
“Bonus Percentage” means the greater of (i) the highest amount of any annual bonus paid to the Executive by the Company or an Affiliate for (x) either of the last two (2) calendar years prior to the date of the Executive’s Covered Termination or (y) either of the last two (2) calendar years prior to the Change in Control, in each case expressed as a percentage of Executive’s annual basic salary paid in the applicable year; or (ii) the higher of the Executive’s target bonus for (x) the calendar year in which the Executive’s Covered Termination occurs or (y) the calendar year in which the Change in Control occurs, in each case expressed as a percentage of Executive’s annual basic salary paid in the applicable year.

f.	“Cause” means the occurrence of any one or more of the following:

(i)
the Executive’s unauthorised use or disclosure of the confidential information or trade secrets of the Company or its Affiliates which use or disclosure causes material harm to the Company or an Affiliate;

(ii)
the Executive’s material breach of any written agreement between the Executive and the Company or an Affiliate, or the Executive’s material violation of any statutory duty owed to the Company or an Affiliate, in either case which remains uncured for ten (10) business days after receiving written notification of the breach or violation from the Board or its designee;

(iii)
the Executive’s material failure to comply with the written policies or rules of the Company or an Affiliate which remains uncured for ten (10) business days after receiving written notification of the breach from the Board or its designee;

(iv)
the Executive’s conviction of, or plea of “guilty” or “no contest” to, any crime involving fraud, dishonesty, or moral turpitude under the laws of any United States, or Irish, federal, state, or local authority, or any foreign governmental authority;

(v)	the Executive’s gross misconduct, including but not limited to an attempted or actual commission of, participation or cooperation in, fraud or act of dishonesty against the Company or an Affiliate;

(vi)	the Executive’s continuing failure to perform assigned duties after receiving written notification of the failure from the Board or its designee;

(vii)
the Executive’s failure to reasonably cooperate in good faith with a governmental or internal investigation of the Company, or any of its Affiliates, directors, officers, or employees, if the Board or its designee has requested the Executive’s cooperation; or

(viii)
any action of Executive warranting summary dismissal or termination without prior notice under Executive’s Terms and Conditions of Employment dated 10 June 2014 or such other employment agreement of Executive as in effect on the Covered Termination (as applicable, the “Employment Agreement”) or under applicable employment laws.

g.	“Change in Control” means “Change in Control” as defined in the Jazz Pharmaceuticals plc Amended and Restated Executive Change in Control and Severance Benefit Plan (“Executive CIC Plan”).

h.
“Companies Act” means the Companies Act 2014 of Ireland, together with all statutory modifications and re-enactments thereof and all statutes and statutory instruments which are to be read as one with, or construed or read together as one with, the aforementioned enactments and every statutory modification and re-enactment thereof for the time being in force.

i.	“Company” means “Company” as defined in the Executive CIC Plan.

j.
“Constructive Termination” means a resignation of employment by Executive after an action or event which constitutes Good Reason is undertaken by the Company or an Affiliate, or otherwise occurs, provided such action or event is not agreed to by Executive in writing; provided, however, that in order for Executive’s resignation to constitute a Constructive Termination, Executive must (i) provide written notice to the Company’s General Counsel within thirty (30) days after the first occurrence of the action or event giving rise to Good Reason setting forth the basis for such resignation, (ii) allow the Company at least thirty (30) days from receipt of such written notice to cure such action or event, and (iii) if such action or event is not reasonably cured within such period, resign from all positions Executive then holds with the Company and any Affiliate effective not later than ninety (90) days after the expiration of the cure period.

k.
“Covered Termination” means either (i) an Involuntary Termination Without Cause, or (ii) a Constructive Termination, in each case effective upon or within twelve (12) months following a Change in Control.

l.
“Disability” means Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, and shall be reasonably determined by the Board or its designee on the basis of such medical evidence as the Board or its designee deems warranted under the circumstances.

m.	“Employer” means the entity which employs Executive.

n.	“Executive” means Paul Treacy.

o.
“Final Basic Salary” means the higher of Executive’s Basic Salary in effect (x) on the date of his Covered Termination (without giving effect to any reduction in Basic Salary that would constitute Good Reason for Constructive Termination) or (y) immediately prior to the Change in Control; provided, however, that if the Executive has, during the twelve (12) months prior to the date of his Covered Termination or the

Change in Control, as applicable, taken a voluntary pay reduction, then Executive’s Final Basic Salary will be determined without regard to such voluntary pay reduction.

p.	“Good Reason” means the occurrence of any one or more of the following actions or events without Executive’s written consent:

i.
one or more reductions in Executive’s Basic Salary that results in a total reduction in Executive’s Basic Salary, as in effect immediately prior to the Change in Control or any higher Basic Salary in effect following the Change in Control, by more than ten percent (10%);

ii.	a relocation of Executive’s principal place of employment that increases Executive’s one-way commute by more than thirty-five (35) miles;

iii.
a substantial reduction in Executive’s authority, duties, or responsibilities (and not simply a change in reporting relationships) as in effect immediately prior to the effective date of the Change in Control; provided that, if (i) Executive continues to hold the same position but the size of Executive’s employing entity (or the business unit to which Executive is assigned) has decreased significantly or (ii) neither the Company nor the Employer continues to be a publicly traded corporation, Executive’s authority, duties and responsibilities will be considered to be substantially reduced; or

iv.	a reduction in the Executive’s title.

q.
“Involuntary Termination Without Cause” means a termination by the Company or an Affiliate of Executive’s employment relationship for any reason other than for Cause. For purposes of the foregoing and this Schedule, a termination of employment due to Executive’s death or Disability shall constitute an Involuntary Termination Without Cause.

4.	Additional Terms: The following additional terms shall apply:

a.
Release and Other Requirements for Receipt of Severance Benefits: In order to be eligible to receive, and prior to receipt of, any of the Severance Benefits, the Executive must execute a general waiver and release and return such release to the Company within the time period specified therein, but in no event more than forty-five (45) days following the date of the Covered Termination, and such release must become effective in accordance with its terms but in all cases not later than the sixtieth (60th) day following the Covered Termination. No release shall require the Executive to forego any unpaid salary, any accrued but unpaid vacation pay, or any vested or earned benefits payable pursuant to the Executive’s Employment Agreement or by law. The Company, in its sole discretion, may modify the form of the required release to comply with applicable law and shall determine the form of the required release. In addition to such release, Executive also must return all property of the Company or an Affiliate which Executive has in his possession or control.

b.
Mitigation: The Executive shall not be required to mitigate damages as a condition of the Severance Benefits by seeking other employment or otherwise. Similarly, no amount of the Severance Benefits shall be reduced by any compensation earned by the Executive as a result of employment by another employer or any retirement, death, or disability benefits received by such Executive (or his estate) after the date of the Executive’s termination of employment with the Company or an Affiliate, except for Severance Benefits relating to payments for health continuation coverage as provided above.

c.
Tax Withholding, Contributions: All payments under this Schedule will be subject to all applicable deductions and withholdings of tax, PRSI, Universal Social Charge, and any other deductions which are required pursuant to the terms of the Executive's employment or by law, or which are provided for in the Executive's Employment Agreement and/or this Schedule.

d.
Application of Section 252 and 253 of the Companies Act: This Schedule is entered into for the benefit of Executive in the ordinary course of his employment. It is not intended to provide for any payment by way of compensation for loss of office or consideration for or in connection with the retirement from office of a director of the Company in connection with the transfer of the whole or any part of the undertaking or property of the Company within the meaning of Section 252 of the Companies Act nor to provide for a payment giving rise to a duty of a director of the Company pursuant to Section 253 of the Companies Act.

Jazz Pharmaceuticals Ireland Ltd.		Executive

/s/ Shawn Mindus		/s/ Paul Treacy
Shawn Mindus		Paul Treacy
Director		Senior Vice President, Technical Operations

Date:	4 - May - 16	Date:	05 May 2016